EX 99.1
XPEL Reports Record Revenue in Fourth Quarter 2020 of $48.6 million; Fourth Quarter Revenue Increase of 23.1%; Full Year Revenue Increase of 22.3%

San Antonio, TX – March 11, 2021 – XPEL, Inc. (Nasdaq: XPEL) (the "Company"), a global provider of protective films and coatings, announced results for the fourth quarter and year ended December 31, 2020.

Fourth Quarter 2020 Highlights:
•Revenues increased 23.1% to $48.6 million compared to fourth quarter 2019 and increased 5.4% sequentially as compared to third quarter 2020
•Net income grew 31.8% to $6.1 million, or $0.22 per basic and diluted share, compared to $4.6 million, or $0.17 per basic and diluted share, in the same quarter of 2019
•EBITDA (Earnings Before Interest, Taxes, Depreciation and Amortization) grew 45.3% to $8.1 million, or 16.6% of revenues compared to $5.6 million, or 14.1% in fourth quarter 20191
Full Year Highlights
•Revenues increased 22.3% to $158.9 million compared to full year 2019.
•Net income increased 30.6% to $18.3 million, or $0.66 per basic and diluted share, compared to $14.0 million, or $0.51 per basic and diluted share, in 2019
•EBITDA grew 34.9% to $25.3 million, or 15.9% of revenues, as compared to $18.7 million, or 14.4% of revenues in 20191

Ryan Pape, President and Chief Executive Officer of XPEL, commented, “We closed out a strong year by delivering record fourth quarter results – our second consecutive quarter reaching record levels. The XPEL brand continues to grow around the world, and as we move through 2021 we’re focused on continuing the momentum achieved in the back half of 2020.”

The Company also announced the filing of an automatic “shelf” registration statement on Form S-3. Under this shelf registration statement, the Company may sell from time to time in one or more offerings, various series of debt securities, common stock, or other securities.

Barry Wood, Senior Vice President and Chief Financial Officer of XPEL, commented, “While we have no current plans to raise capital, this registration statement provides flexibility and maximizes our optionality in raising capital should the need arise in the future as we execute on our multi-faceted growth strategy."

For the Quarter Ended December 31, 2020:
Revenues. Revenues increased approximately $9.1 million or 23.1% to $48.6 million as compared to $39.5 million in the fourth quarter of the prior year.

Gross Margin. Gross margin was 32.8% compared to 31.5% in the fourth quarter of 2019.

Expenses. Operating expenses increased slightly to $8.6 million, but decreased as a percentage of sales to 17.7%, compared to $7.5 million or 18.9% of sales in the prior year period.

Net income. Net income was $6.1 million, or $0.22 per basic and diluted share versus net income of $4.6 million, or $0.17 per basic and diluted share in the fourth quarter of 2019.

EBITDA. EBITDA (Earnings Before Interest, Taxes, Depreciation, and Amortization) was $8.1 million, or 16.6% of sales, as compared to $5.6 million in the prior year1.

For the Year Ended December 31, 2020:

Revenues. Revenues increased approximately $29.0 million or 22.3% to $158.9 million as compared to $129.9 million in 2019.

Gross Margin. Gross margin improved to 34.0% compared 33.5% in full year 2019.

Expenses. Operating expenses increased to $30.7 million, and decreased to 19.3% of sales, compared to $26.4 million or 20.3% of sales in 2019.

Net income. Net income was $18.3 million, or $0.66 per basic and diluted share versus net income of $14 million, or $0.51 per basic and diluted share for 2019.

EBITDA. EBITDA (Earnings Before Interest, Taxes, Depreciation, and Amortization) was $25.3 million, or 15.9% of sales, as compared to $18.7 million in 20191.

As of December 31, 2020, XPEL had cash and cash equivalents of $29.0 million compared to $11.5 million at December 31, 2019.

1 See reconciliation of non-GAAP financial measures below

Conference Call Information

The Company will host a conference call and webcast on Wednesday, March 11, 2021 at 11:00 a.m. Eastern Time to discuss the Company’s results for the fourth quarter and year end 2020.

To access the live webcast, please visit the XPEL, Inc. website at www.xpel.com/investor.

To participate in the call by phone, dial (877) 407-8033 approximately five minutes prior to the scheduled start time. International callers please dial (201) 689-8033.

A replay of the teleconference will be available until April 11, 2021 and may be accessed by dialing (877) 481-4010. International callers may dial (919) 882-2331. Callers should use conference ID: 40119.

About XPEL, Inc.

XPEL is a leading provider of protective films and coatings, including automotive paint protection film, surface protection film, automotive and architectural window films, and ceramic coatings. With a global footprint, a network of trained installers and proprietary DAP software, XPEL is dedicated to exceeding customer expectations by providing high-quality products, leading customer service, expert technical support and world-class training. XPEL, Inc. is publicly traded on Nasdaq under the symbol “XPEL”.

Safe harbor statement

This release includes forward-looking statements regarding XPEL, Inc. and its business, which may include, but is not limited to, anticipated use of proceeds from capital transactions, expansion into new markets, and execution of the company's growth strategy. Often, but not always, forward-looking statements can be identified by the use of words such as "plans," "is expected," "expects," "scheduled," "intends," "contemplates," "anticipates," "believes," "proposes" or variations (including negative variations) of such words and phrases, or state that certain actions, events or results "may," "could," "would," "might" or "will" be taken, occur or be achieved. Such statements are based on the current expectations of the management of XPEL. The forward-looking events and circumstances discussed in this release may not occur by certain specified dates or at all and could differ materially as a result of known and unknown risk factors and uncertainties affecting the company, performance and acceptance of the company's products, economic factors, competition, the equity markets generally and many other factors beyond the control of XPEL. Although XPEL has attempted to identify important factors that could cause actual actions, events or results to differ materially from those described in forward-looking statements, there may be other factors that cause actions, events or results to differ from those anticipated, estimated or intended. No forward-looking statement can be guaranteed. Except as required by applicable securities laws, forward-looking statements speak only as of the date on which they are made and XPEL undertakes no obligation to publicly update or revise any forward-looking statement, whether as a result of new information, future events, or otherwise.

This press release is for information purposes only and does not constitute an offer to sell or the solicitation of an offer to buy any securities, nor shall there be any sale of any securities in any state or jurisdiction in which such offer, solicitation or sale would be unlawful prior to registration or qualification under the securities laws of any such state or jurisdiction.

For more information, contact:
Investor Relations: John Nesbett/Jennifer Belodeau IMS Investor Relations Phone: (203) 972-9200 Email: jnesbett@institutionalms.com

XPEL Inc.
Consolidated Statements of Income

	(Unaudited)
	Three Months Ended December 31,			Year Ended December 31,
	2020	2019	2018	2020	2019	2018
Revenue
Product revenue	$42,021,771	$34,909,276	$23,027,479	$136,262,067	$112,204,739	$95,526,350
Service revenue	6,585,560	4,586,007	3,765,400	22,662,381	17,728,142	14,394,264
Total revenue	48,607,331	39,495,283	26,792,879	158,924,448	129,932,881	109,920,614

Cost of Sales
Cost of product sales	30,814,288	25,785,422	17,624,227	98,502,279	82,308,256	73,656,389
Cost of service	1,833,831	1,252,725	752,571	6,397,160	4,118,366	2,827,620
Total cost of sales	32,648,119	27,038,147	18,376,798	104,899,439	86,426,622	76,484,009
Gross Margin	15,959,212	12,457,136	8,416,081	54,025,009	43,506,259	33,436,605

Operating Expenses
Sales and marketing	2,758,614	2,115,397	1,867,047	9,748,292	7,584,377	6,802,241
General and administrative	5,868,645	5,367,845	3,970,547	20,906,785	18,834,535	14,828,361
Total operating expenses	8,627,259	7,483,242	5,837,594	30,655,077	26,418,912	21,630,602

Operating Income	7,331,953	4,973,894	2,578,487	23,369,932	17,087,347	11,806,003

Interest expense	76,000	15,015	33,004	249,480	96,646	168,389
Foreign currency exchange (gain) loss	(104,334)	(111,586)	47,634	316,093	40,273	156,309

Income before income taxes	7,360,287	5,070,465	2,497,849	22,804,359	16,950,428	11,481,305
Income tax expense	1,271,888	451,991	600,477	4,522,668	2,955,356	2,760,073
Net income	6,088,399	4,618,474	1,897,372	18,281,691	13,995,072	8,721,232
Income attributed to non-controlling interest	—	8,136	3,498	—	17,447	8,698
Net income attributable to stockholders of the Company	$6,088,399	$4,610,338	$1,893,874	$18,281,691	$13,977,625	$8,712,534

Earnings per share attributable stockholders of the Company
Basic and diluted	$0.22	$0.17	$0.07	$0.66	$0.51	$0.32
Weighted Average Number of Common Shares
Basic and diluted	27,612,597	27,612,597	27,612,597	27,612,597	27,612,597	27,612,597

XPEL Inc.
Consolidated Balance Sheets

	December 31, 2020	December 31, 2019
Assets
Current
Cash and cash equivalents	$29,027,124	$11,500,973
Accounts receivable, net	9,944,213	7,154,084
Inventory, net	22,364,126	15,141,153
Prepaid expenses and other current assets	1,441,749	2,391,340
Income tax receivable	—	93,150
Total current assets	62,777,212	36,280,700
Property and equipment, net	4,706,248	4,014,653
Right-of-use lease assets	5,973,702	5,079,110
Intangible assets, net	5,423,980	3,820,460
Other non-current assets	486,472	—
Goodwill	4,472,217	2,406,512
Total assets	$83,839,831	$51,601,435
Liabilities
Current
Current portion of notes payable	$2,568,172	$462,226
Current portion of lease liabilities	1,650,749	1,126,701
Accounts payable and accrued liabilities	16,797,462	10,197,353
Income tax payable	183,961	—
Total current liabilities	21,200,344	11,786,280
Deferred tax liability, net	627,806	604,715
Other long-term liabilities	729,408	—
Non-current portion of lease liabilities	4,331,214	4,009,949
Non-current portion of notes payable	3,568,191	307,281
Total liabilities	30,456,963	16,708,225
Commitments and Contingencies (Note 14)
Stockholders’ equity
Preferred stock, $0.001 par value; authorized 10,000,000; none issued and outstanding	—	—
Common stock, $0.001 par value; 100,000,000 shares authorized; 27,612,597 issued and outstanding	27,613	27,613
Additional paid-in-capital	10,412,471	11,348,163
Accumulated other comprehensive income (loss)	66,215	(908,764)
Retained earnings	42,876,569	24,594,878
	53,382,868	35,061,890
Non-controlling interest	—	(168,680)
Total stockholders’ equity	53,382,868	34,893,210
Total liabilities and stockholders’ equity	$83,839,831	$51,601,435

Reconciliation of Non-GAAP Financial Measure

EBITDA is a non-GAAP financial measure. EBITDA is defined as net income (loss) plus interest expense plus income tax expense plus depreciation expense and amortization expense. EBITDA should be considered in addition to, not as a substitute for, or superior to, financial measures calculated in accordance with GAAP. It is not a measurement of our financial performance under GAAP and should not be considered as alternatives to revenue or net income, as applicable, or any other performance measures derived in accordance with GAAP and may not be comparable to other similarly titled measures of other businesses. EBITDA has limitations as an analytical tool and you should not consider it in isolation or as a substitute for analysis of our operating results as reported under GAAP.

EBITDA does not reflect the impact of certain cash charges resulting from matters we consider not to be indicative of ongoing operations and other companies in our industry may calculate EBITDA differently than we do, limiting its usefulness as a comparative measure.

	EBITDA Reconciliation (Unaudited)
	Three Months Ended December 31,			Year Ended December 31,
	2020	2019	2018	2020	2019	2018
Net Income	$6,088,399	$4,618,474	$1,897,372	$18,281,691	$13,995,072	$8,721,232
Interest	76,000	15,015	33,004	249,480	96,646	168,389
Taxes	1,271,888	451,991	600,477	4,522,668	2,955,356	2,760,073
Depreciation	384,275	260,533	196,604	1,274,095	915,918	735,983
Amortization	250,245	210,151	170,126	955,937	781,105	642,801
EBITDA	$8,070,807	$5,556,164	$2,897,583	$25,283,871	$18,744,097	$13,028,478